As filed with the Securities and Exchange Commission on July 24, 2013

Registration No. 333-115607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-115607

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sprint Communications, Inc.

(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway Overland Park, Kansas 66251 (800) 829-0965	66251
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Purchase Plan

(Full title of the plans)

Charles R. Wunsch

Senior Vice President, General Counsel and Corporate Secretary

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(Name and address of agent of service)

(800) 829-0965

(Telephone number, including area code, of agent for service)

Sprint Nextel Corporation

(Former Name or Former Address, if Changed Since Last Report)

Copies to:

Kenneth A. Siegel, Esq. Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Chiyoda-ku, Tokyo 100-6529 Japan 011-81-3-3214-6522	Robert S. Townsend, Esq. Brandon C. Parris, Esq. Jackie Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000	Thomas H. Kennedy, Esq. Jeremy D. London, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8, including all post-effective amendments thereto (each the “Registration Statement”) of Sprint Communications, Inc. (formerly Sprint Nextel Corporation), a Kansas corporation (the “Registrant” or “Old Sprint”):

•	Registration Statement No. 333-115607 pertaining to the registration of 20,004,186 shares of Common Stock issuable under the Registrant’s Employee Stock Purchase Plan, all of which have been issued.

On July 10, 2013, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 15, 2012, as amended (the “Merger Agreement”), by and among the Registrant, SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“New Sprint”), and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of New Sprint (“Merger Sub”). Pursuant to the Merger Agreement, and upon the effective time of the Merger, the Merger Sub was merged with and into Old Sprint (the “Merger”), with Old Sprint continuing after the Merger as the surviving corporation. Additionally, Old Sprint became a wholly owned subsidiary of New Sprint and New Sprint was re-named Sprint Corporation.

On July 10, 2013, pursuant to the terms of the Bond Purchase Agreement between Old Sprint and New Sprint dated as of October 15, 2012 and amended as of June 10, 2013 (as amended, the “Bond Purchase Agreement”) and in connection with the consummation of the Merger, New Sprint converted the $3.1 billion Sprint Nextel bond issued thereunder (the “Bond”) at a rate of 190.476190322581 shares of Old Sprint Common Stock (as defined below) for each $1,000 of principal of the Bond, subject to certain adjustments, with cash paid in lieu of any fractional shares. Following the conversion of the Bond, the Bond Purchase Agreement, upon consummation of the Merger, was automatically terminated pursuant to its terms.

Pursuant to the terms of the Merger Agreement, each share of Old Sprint’s Series 1 common stock, par value $2.00 per share (the “Old Sprint Common Stock”) outstanding immediately prior to the effective time of the Merger was canceled and (with the exception of shares held by HoldCo, Merger Sub, or any other wholly owned subsidiary of HoldCo or held by Old Sprint or any of its wholly owned subsidiaries and treasury shares held by Old Sprint) automatically converted into the right to receive, as a result of the elections made by Old Sprint’s stockholders and the applicable proration and allocation rules contained in the Merger Agreement, (a) for stockholders that elected to receive shares of New Sprint as merger consideration, one share of New Sprint’s common stock (the “New Sprint Common Stock”), and (b) for stockholders that elected to receive cash or that made no election, the right to receive a combination of (i) $5.647658 in cash without interest and (ii) 0.261744048 shares of New Sprint Common Stock. Upon the consummation of the Merger, former Old Sprint stockholders collectively became entitled to receive a total of approximately 850,899,628 shares of New Sprint Common Stock (excluding the effect of dissenting shares and fractional shares cashed out pursuant to the Merger Agreement), and HoldCo’s shares of Class B Common Stock, par value $0.01 per share of Starburst II, Inc. were automatically reclassified pursuant to the terms of New Sprint’s Amended and Restated Certificate of Incorporation in effect as of the closing date of the Merger (the “Amended and Restated Certificate of Incorporation”) in consideration for the aggregate amount of $21.64 billion contributed by it to New Sprint ($3.1 billion of which was contributed to acquire the Bond issued under the Bond Purchase Agreement), with the result that HoldCo holds a total of 3,076,525,523 shares of New Sprint Common Stock, and SoftBank obtained indirect beneficial ownership of approximately 78% of the fully diluted shares of New Sprint (excluding shares of New Sprint Common Stock issuable upon exercise of the Warrant, as defined below). To the extent that any Old Sprint’s stockholders seek appraisal of their Old Sprint Common Stock, such dissenting stockholders who perfect their dissenters’ rights will not receive the combination of cash and shares of New Sprint Common Stock to which they would otherwise be entitled, and will instead have the right to receive the fair value of their shares as determined under Kansas law, which could be more than, the same as, or less than the value of the merger consideration they would have received had they not sought appraisal with respect to their Old Sprint Common Stock in the Merger.

Pursuant to the Merger Agreement, concurrent with the consummation of the Merger, New Sprint issued to HoldCo a warrant (the “Warrant”) to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint Common Stock (subject to anti-dilution adjustments), at an exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant is exercisable at HoldCo’s option, in whole or in part, at any time, until July 10, 2018. The aggregate purchase price of the Warrant may be paid by either cash or, at HoldCo’s option, through a customary cashless exercise process.

As a result of the Merger, the Registrant has terminated offerings of securities pursuant to certain existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

This Post-Effective Amendment does not relate to Registration Statement on Form S-8 No. 333-159330 pertaining to the registration of shares issuable under the Employee Stock Purchase Plan, and shares registered on such Registration Statement remain outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on this 24th day of July, 2013.

SPRINT COMMUNICATIONS, INC.

By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady
Vice President, Legal and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to Form S-8 have been signed by the following persons in the capacities and on the dates indicated.

*
Daniel R. Hesse	Chief Executive Officer (Principal Executive Officer and Director)	July 24, 2013

*
Joseph J. Euteneuer	Chief Financial Officer (Principal Financial Officer)	July 24, 2013

*
Ryan H. Siurek	Vice President and Controller (Principal Accounting Officer)	July 24, 2013

/s/ Stefan K. Schnopp
Stefan K. Schnopp	Director	July 24, 2013

/s/ Timothy P. O’Grady
Timothy P. O’Grady	Director	July 24, 2013

Charles R. Wunsch	Director

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-8 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

24	Power of Attorney (incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 6, 2012.)